Exhibit 23.1

CONSENT OF INDEPENDENT AUDITOR

We consent to the incorporation by reference in Registration Statement (Nos. 333-232946, 333-226624, 333-221240 and 333-237224) on Form S-8 of Ribbon Communications Inc. of our report dated February 27, 2020, with respect to the consolidated balance sheets of ECI Telecom Group Ltd., as of December 31, 2018 and 2019, the related consolidated statements of operations, comprehensive loss, changes in equity and cash flows for each of the years in the three-year period ended December 31, 2019, and the related notes, which report appears in the Current Report on Form 8-K/A of Ribbon Communications Inc. dated April 13, 2020.

/s/ Somekh Chaikin

Somekh Chaikin

Certified Public Accountants (Isr.)

A Member Firm of KPMG International

Tel Aviv, Israel

April 13, 2020